Exhibit 99.2

JOINT FILER INFORMATION

Item		Information
Name:		Banc of America Preferred Funding Corporation

Address:		214 North Tryon Street

Charlotte, North Carolina 28255

Date of Event Requiring Statement (Month/Day/Year):		April 17, 2014

Issuer Name and Ticker or Trading Symbol:		BlackRock MuniHoldings New York Quality Fund, Inc. (MHN)

Relationship of Reporting Person(s) to Issuer:		10% Owner

If Amendment, Date Original Filed (Month/Day/Year):		Not Applicable

Individual or Joint/Group Filing:		Form filed by More than One Reporting Person

Signature:		Banc of America Preferred Funding Corporation

	By:	/s/ Edward Curland
Name: Edward Curland
Title: Authorized Signatory